EXHIBIT 5.1

Invitel Holdings A/S Teglholmsgade 1	LAW FIRM SUNDKROGSGADE 5 DK-2100 COPENHAGEN Ø DENMARK TEL +45 70 12 12 11 FAX +45 70 12 13 11
DK - 2450 Copenhagen SV Attn. Board of Directors
CL@KROMANNREUMERT.COM WWW.KROMANNREUMERT.COM 2 February 2009 189253 CL/jbu Doc no: 1700486-14

Dear Sirs,

INVITEL HOLDINGS A/S

We have acted as Danish legal counsel for Invitel Holdings A/S, company registration no. (CVR) 31 58 62 24, a company organized and existing under the laws of Denmark (the “Company”), in connection with a reorganization of HUNGARIAN TELEPHONE AND CABLE CORP., a Delaware corporation (“HTCC Delaware”), as described in the Registration Statement (as defined below).

The Company has a share capital of DKK 500,000, divided into 5,000 shares of DKK 100 each (the “Shares”). In connection with the reorganization, (i) the Company will receive a contribution of all assets and all liabilities (the “Assets and Liabilities”) of HTCC Delaware in exchange for newly issued shares of the Company (the “New Shares”) pursuant to a Draft Contribution Agreement (as defined below) to be entered into between the Company and HTCC Delaware and (ii) it is the intention to denominate the Shares and the New Shares in EUR, divided into shares of EUR 0.01 each.

Following said non-cash contribution, HTCC Delaware will merge with Invitel Sub LLC, a Delaware limited liability company which is wholly owned by the Company (“Invitel Sub LLC”), on the terms and conditions set out in a Merger Agreement (as defined below) entered into among the Company, HTCC Delaware and Invitel Sub LLC (the “Merger”). Invitel Sub LLC will be the surviving company upon completion of the Merger and will subsequently be dissolved, at which point the Company will receive a contribution of all assets and assume all liabilities of Invitel Sub LLC.

1.	DOCUMENTS

For the purpose of this opinion, we have examined the following documents (the “Documents”):

1.1	Registration Statement on Form F-4 dated this date filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, (the “Registration Statement”);

1.2	a merger agreement dated 27 November 2008 entered into between the Company, HTCC Delaware and Invitel Sub LLC (the “Merger Agreement”);

1.3	a draft contribution agreement to be entered into between the Company and HTCC Delaware (the “Draft Contribution Agreement”);

1.4	the Company’s memorandum of association dated 1 July 2008;

1.5	the Company’s articles of association adopted at a general meeting dated 27 November 2008 (“Articles of Association”);

1.6	draft minutes of a general meeting of the Company to be held prior to or at the time of the Merger as provided for in the Merger Agreement (“Draft Minutes”);

1.7	draft articles of association of the Company attached as Annex B to the Registration Statement (“Draft Articles of Association”);

1.8	a transcript from the on-line database of the Danish Commerce and Companies Agency relating to the Company dated this date;

1.9	a letter dated this date from the Company to us confirming that the Company’s general meeting, board of directors and management have not taken any decisions which should have been but which have not been registered with the Danish Commerce and Companies Agency and that to the knowledge of the Company’s board of directors and management no petitions have filed against the Company’s registration with the Danish Commerce and Companies Agency; and

1.10	all such other documents and records as we have deemed necessary or appropriate for the purpose of this opinion.

2.	ASSUMPTIONS

In considering the above Documents for the purpose of delivering this opinion, we have assumed:

2.1	that all relevant Documents are within the capacity and powers of, and have been validly authorised, executed and delivered by each party thereto other than the Company;

2.2	that all relevant Documents have been or will be executed in the same form and with the same contents as that examined by us for the purpose of this opinion;

2.3	that if we have examined copies that copies are accurate copies of the originals and that the originals are duly signed;

2.4	that to the extent we have examined draft documents, the final documents will conform in form and substance with such draft documents,

2.5	that all relevant Documents present a complete, true and fair view of the matters regarding the Company, on which we have been asked to form an opinion;

2.6	the due compliance of all matters with, and validity and binding effect under, such laws other than the laws of Denmark as govern any matter in respect of which we are opining;

2.7	that the Merger will be consummated in accordance with the terms as described in the Merger Agreement and in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the effective date of the Merger; and

2.8	that any representations made in the Merger Agreement, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Date.

3.	OPINION

Based on the foregoing assumptions and subject to the qualifications below and in the Registration Statement, we are of the opinion that with respect to Danish law:

3.1	the Company is duly organised and validly existing as a public company (in Danish “Aktieselskab”) with limited liability under the laws of Denmark, has the corporate power and authority to own its property, is capable of suing and being sued;

3.2	the Shares of the Company have been duly authorized, validly issued and are fully paid;

3.3	the New Shares will be duly authorized, validly issued and fully paid upon (i) a general meeting of the Company duly authorizing an increase of the Company’s share capital as set out in the Draft Minutes, (ii) the duly and perfected transfer of the Assets and Liabilities to the Company, (iii) the duly execution and delivery of reports from the board of directors of the Company and from auditors pursuant to section 33 of the Danish Companies Act), (iv) the duly execution and delivery of statements from the board of directors of the Company and auditors pursuant to section 29(2) and (3) of the Danish Companies Act, and (v) due registration of the New Shares with the Danish Commerce and Companies Agency (in Danish “Erhvervs- og Selskabsstyrelsen”) and VP Securities Service (in Danish “Værdipapircentralen”); and

3.4	under the Articles of Association of the Company, the Draft Articles of Association of the Company and the Danish Companies Act, the Shares are, and the New Shares will be, freely transferable and there are no restrictions on subsequent transfers of the Shares and/or the New Shares arising out of the Articles of Association of the Company, the Draft Articles of Association of the Company or the Danish Companies Act.

4.	QUALIFICATIONS

This opinion is subject to the following additional qualifications:

4.1	in rendering this opinion we have relied as to certain matters on information obtained from the Company and other sources reasonably believed by us to be credible;

4.2	the enforcement of agreements is limited by mandatory provisions of Danish bankruptcy law and other laws relating to or affecting the enforcement of creditors’ rights generally and subject to the effect of general principles of equity and good faith;

4.3	provisions in the Documents providing that certain calculations or certificates will be conclusive and binding (or prima facie evidence) may not be effective, if such calculations or certificates are incorrect and such provisions will not necessarily prevent juridical inquiry into the merits of such calculations or certificates;

4.4	the opinion does not purport to address all Danish legal consequences of the Merger and is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically covered and provides no assurance that the opinion expressed will be accepted by the relevant Danish authorities or, if challenged, by the courts;

4.5	as of the time of the issuance of this opinion, the total number of Shares and New Shares has not been decided, and, therefore, we express no opinion on the number of Shares and New Shares to be issued by the Company upon effectuation of the Merger;

4.6	it is limited to matters of the laws of Denmark (excluding Greenland and the Faroe Islands) as in effect and applied on the date of this opinion and we express no opinion with respect to the laws of any other jurisdiction, nor have we made any investigation as to any laws other than the laws of Denmark; and

4.7	Danish courts may request an authorised translation of any document into Danish, in order for the courts to rule on the issues brought before them.

We are qualified to practise law in the Kingdom of Denmark.

This opinion and any disputes arising out or in connection herewith shall be governed by, construed and decided upon in accordance with Danish law. Any legal suit, action or proceeding against us arising out of or based upon this opinion shall be exclusively instituted in a Danish court or in state or federal courts of the U.S. which would hold jurisdiction over such proceedings.

This opinion is issued in connection with the Company’s Registration Statement and may not be relied upon by anyone in any other context nor used for any other purpose.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the headings “Legal Matters” and “Material Income Tax Consequences of the Reorganization—Material Danish Income Tax Consequences to Stockholders” in the Registration Statement.

Kromann Reumert’s liability for any and all claims arising out of this opinion is limited to a maximum of DKK 50 million in total. Claims can only be raised against Kromann Reumert law firm and not against any partner or employee of Kromann Reumert.

Yours sincerely

Kromann Reumert

/s/ CHRISTIAN LUNDGREN

Christian Lundgren

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